UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report: December 2, 2008

(Date of earliest event reported)

SILICON GRAPHICS, INC.

(Exact name of registrant as specified in charter)

Delaware	001-10441	94-2789662
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1140 East Arques Ave.

Sunnyvale, California 94085

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 524-1980

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 2, 2008, Silicon Graphics, Inc. (the “Company”) received a notification letter from The Nasdaq Stock Market (“Nasdaq”) affirming that the market value of the Company’s listed securities was less than $35 million over a consecutive 10-trading-day period and that the Company was therefore not in compliance with Nasdaq Marketplace Rule 4310(c)(3)(B). Furthermore, the letter indicated that at this time the Company did not meet the alternative Nasdaq requirement, pursuant to Rules 4310(c)(3)(A) or 4310(c)(3)(C), that the Company have either minimum stockholders’ equity of $2.5 million or net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years.

In accordance with Marketplace Rule 4310(c)(8)(C), the Company is provided with thirty (30) calendar days, or until January 2, 2009, to regain compliance with the minimum market value requirement. If, at any time prior to January 2, 2009, the market value of the listed securities of the Company’s common stock increases to $35 million or more for a minimum of 10 consecutive business days, the Nasdaq staff will determine if the Company complies with Rule 4310(c)(3)(B). If compliance with this rule cannot be demonstrated by January 2, 2009, then the Nasdaq staff will provide written notification to the Company that its securities will be delisted. At that time, the Company will be permitted to appeal Nasdaq’s determination to a Listings Qualifications Panel.

During the compliance period, the Company’s common stock is expected to continue to trade on The Nasdaq Stock Market.

A copy of the Company’s press release announcing the notification from Nasdaq is attached to this Current Report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following document is filed as an exhibit to this report:

99.1	Press Release dated December 8, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SILICON GRAPHICS, INC.

Dated: December 8, 2008	By:	/s/ Barry J. Weinert
Barry J. Weinert
Vice President and General Counsel